Exhibit 99.1

Global Energy Systems to Acquire WoodTech, LLC, and Affiliated Entities
Georgia Facility to Recycle Wood Waste and Generate Energy from Waste Biomass

ATLANTA, Feb. 5 /PRNewswire-FirstCall/ -- Global Energy Systems, a subsidiary of the diversified renewable energy company, Global Energy Holdings Group, Inc. (NYSE Alternext US: GNH), announced the execution of a definitive agreement to acquire Cherokee County, GA based wood fuel and landscape materials processor, WoodTech, LLC, and affiliated entities.  Closing of the transaction is expected to occur in mid-February, 2009.

“We are excited about our affiliation with Global Energy,” says Jimmy Bobo of WoodTech, who with his brother, David, has spent the last ten years building the biomass fuel and landscape materials business.  “We have been looking for the right company with the right people and expertise to partner with us to develop our business into a state-of-the-art, world-class biomass business - we found that partner in Global Energy.”

Currently, the Canton-based company has equipment capacity in operation to produce over 900,000 tons of biomass per year and has the planned expansion in Ball Ground, GA to be completed later this year.  At completion, the facility will result in one of Georgia’s largest independent wood biomass products producers with capacity to produce over 1,225,000 tons of biomass products per year.  The facility will have the flexibility to produce multiple products including mulch, wood chips, potting soil, bedding material and wood fuel, depending on market demands.

Adjacent to the biomass recycling center, Global Energy plans to install a wood waste gasifier capable of converting up to 20% of the facility’s biomass into syngas.  This syngas will be used to fuel a steam boiler that will power a steam turbine generator.  Fully operational, the biomass power plant will generate approximately 20MW of “green” electricity for sale to a local utility.  Global Energy expects that the facility will generate enough electricity to supply approximately 12,000 households and will add approximately 100 new jobs to the Cherokee County economy.

“We believe that Georgia is well-situated to be a leader in the bio-fuel industry,” said Mike Ellis, President of Global Energy Systems.  “We are in the bio-fuel business for the long haul.  This acquisition will make us a major player in Georgia’s quickly developing bio-fuel industry and we intend to grow from here.”

“Our nation is increasingly embracing the necessity of changing the way we process our waste and generate energy,” said David Ames, CEO of Global Energy Holdings Group.  “Through the development of localized recycling and energy projects, like the Cherokee County Georgia project, Global Energy will help communities responsibly manage their waste and reduce our nation’s reliance on fossil fuels.”

The Cherokee County facility will also serve an educational function for local school systems.  Global Energy will work with local schools using the facility to educate youth on the benefits of renewable energy and how locally-available, abundant waste materials can be recycled to create usable products on a sustainable basis.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia.  Its subsidiary, Global Energy Systems, develops renewable energy projects including biomass gasification and landfill-gas-to-energy projects.  Global Energy Systems also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Alternext US (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its Web site at http://www.gnhgroup.com.

Forward Looking Statements:

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements.  For information about risks and uncertainties the company faces, please see the sections entitled “Risk Factors” in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future results.  The company is not responsible for updating the information contained in this press release or for changes made to this document by wire services or internet services.

Global Energy Contact
Jeannine Ball
(404) 814-2506
jball@gnhgroup.com